UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Verizon Communications Inc.

1095 Avenue of the Americas

New York, New York 10036

March 21, 2005

To Our Shareholders:

On behalf of the Board of Directors, Verizon cordially invites you to attend the 2005 Annual Meeting of Shareholders of Verizon Communications Inc. on Thursday, May 5, 2005. The Annual Meeting will be held at the Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas. The Annual Meeting will begin at 10:00 a.m. and end no later than 12 noon. The formal Notice of Annual Meeting appears on the next page.

The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. Shareholders who attend the Annual Meeting will have the opportunity to ask questions of broad interest to Verizon’s shareholders. You will need an admission ticket to attend the Annual Meeting, and specific information about obtaining your admission ticket can be found in the Notice of Annual Meeting. Directions to the Annual Meeting are printed on the admission ticket.

It is important that your views be represented whether or not you attend the Annual Meeting. The Board of Directors recommends that shareholders vote FOR Items 1 and 2 and AGAINST Items 3 through 8.

We appreciate your interest in Verizon and urge you to vote your shares either in person at the Annual Meeting or by returning your proxy as soon as possible.

Sincerely,

Chairman and Chief Executive Officer

Notice of Annual Meeting of Shareholders of Verizon Communications Inc.

Date:	May 5, 2005
Time:	10:00 a.m. Local Time
Place:	Houston Marriott Westchase Hotel 2900 Briarpark Drive Houston, Texas 77042

At the Annual Meeting of Shareholders, you will be asked to:

1.	Elect Directors;

2.	Ratify the appointment of the independent registered public accounting firm;

3.	Act upon such other matters, including the six shareholder proposals described on pages 10-17 of this Proxy Statement, as may properly come before the meeting; and

4.	Consider any other business that is properly brought before the meeting.

Only shareholders of record at the close of business on March 7, 2005 will be entitled to vote at the Annual Meeting. To grant a proxy to vote your shares, you should complete and return the enclosed proxy card, complete the voter instruction form provided by your bank or broker or grant your proxy by telephone or Internet as described on your proxy card or voter instruction form. You may also vote in person at the Annual Meeting. We encourage you to vote promptly whether or not you expect to attend the Annual Meeting.

You will need an admission ticket to attend the meeting. If you are a registered shareholder, an admission ticket is attached to your proxy card. If your shares are not registered in your name, you should ask the broker, bank or other institution that holds your shares to provide you with a copy of your account statement or a letter from the firm confirming that you owned shares of Verizon common stock on March 7, 2005. Please bring that documentation to the meeting in order to receive your admission ticket.

By Order of the Board of Directors

Marianne Drost                                                                                                                                         March 21, 2005

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

The Houston Marriott Westchase Hotel is accessible to all shareholders. If you would like a sign language interpreter at the meeting, please direct your request to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3877, New York, New York 10036, so that we receive it no later than April 15, 2005.

PROXY STATEMENT

Beginning March 21, 2005, Verizon is mailing this Proxy Statement and proxy card to its shareholders of record as of March 7, 2005. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Shareholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES

Your vote is very important. You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy bearing a later date or by appearing in person and casting a ballot at the Annual Meeting. If we receive a properly executed proxy before voting at the Annual Meeting is closed, the Proxy Committee will vote the proxy in accordance with the directions provided. If you do not indicate how your shares are to be voted, the Proxy Committee will vote your shares as recommended by the Board of Directors. If you wish to give a proxy to someone other than the Proxy Committee named on the proxy card, you should cross out the names of the Proxy Committee and insert the name(s) of the person(s) who hold(s) your proxy.

Who can vote?    Shareholders of record as of the close of business on March 7, 2005 are entitled to vote. On that date, approximately 2.8 billion shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

How do I vote?    You may vote in person at the Annual Meeting or you may vote by proxy without attending the Meeting. Alternatively, a registered shareholder may vote shares by giving a proxy via mail, telephone or Internet.

To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or Internet by following the instructions on your proxy card.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

What shares are represented by the proxy card?    The proxy card represents all the shares registered in your name. If you participate in the Verizon Communications Direct Invest Plan, the card also represents any full shares held in your account. If you are an employee who participates in a Verizon employee savings plan and you also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted by telephone or through the Internet will serve as voting instructions to the plan trustee.

How are votes counted?    If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the

Proxy Statement, are properly presented for action at the Annual Meeting. If you indicate on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that item. Abstentions are not counted in determining the number of shares voted for or against any nominee for Director or any management or shareholder proposal, but will be counted to determine whether there is a quorum present.

If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, that person has discretion to vote your shares on matters that the New York Stock Exchange has determined are routine. However, a nominee cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.” Broker non-votes are only counted in determining whether a quorum is present.

If you are an employee who participates in a Verizon employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee of your plan will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, we must receive your proxy voting instructions by May 2, 2005.

What vote is required?    In order to have a quorum present at the Annual Meeting, a majority of the shares of Verizon common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

Directors must be elected by a plurality of the votes cast. The management and shareholder proposals described in the Proxy Statement must be approved by a majority of the votes cast. In either case, broker non-votes and abstentions will have no effect on the outcome.

Who will tabulate the vote?    The Company’s transfer agent, EquiServe Trust Company, N.A., will tally the vote, and the independent inspectors of election will certify the results.

Is my vote confidential?    It is the Company’s policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is mandated by law and in other limited circumstances.

Who is the Company’s proxy solicitor?    Georgeson Shareholder Communications Inc. has been retained by the Company to assist in the distribution of proxy materials and solicitation of votes for a base fee of $17,500, plus reimbursable expenses and custodial charges.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

In accordance with the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, the Company’s business and affairs are managed under the direction of the Board of Directors. The Directors are regularly kept informed of the Company’s business through written reports and operating, financial and other reports presented at meetings of the Board of Directors and committees of the Board and other communications.

Currently, there are eleven directors: James R. Barker, Richard L. Carrión, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Thomas H. O’Brien, Hugh B. Price, Ivan G. Seidenberg, Walter V. Shipley, John R. Stafford and Robert D. Storey. Eleven directors are standing for election. Their biographies appear on pages 7 through 9.

Corporate Governance Guidelines and

Codes of Ethics.  The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria for determining a Director’s independence. These criteria supplement the listing standards of the New York Stock Exchange and rules of the Securities and Exchange Commission. The Guidelines also address business conduct and ethics for Directors. The Verizon Code of Business Conduct is a code of ethics that applies to all employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. The Guidelines and the Verizon Code of Business Conduct are available through the Corporate Governance link on the Company’s website at www.verizon.com/investor. If you would like to receive a copy of the Guidelines or the Code, send your request in writing to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3877, New York, New York 10036. As stated in the Guidelines, the Board is strongly predisposed against any waivers of the business conduct and ethics provisions of the Guidelines or the Code for a Director or an executive officer. In the unlikely event of a waiver, the action will be promptly disclosed on the Company’s website noted above. If the Guidelines or the Code are amended, the revised version will also be posted on that website.

Meetings of the Board, Executive Sessions and Presiding Director.  In 2004, the Verizon Board of Directors had eight regularly scheduled meetings and special meetings were held as necessary, for a total of twelve meetings in 2004. Each of the incumbent Directors attended over 83% of the meetings of the Board and the committees to which the Director was assigned, with the exception of Joseph Neubauer, whose schedule resulted in his attending 71% of the meetings. The Directors, in the aggregate, attended over 94% of the Board and their committee meetings. In addition, management and the Directors communicate informally on a variety of topics, including suggestions for Board or committee agenda items, recent developments, and other matters of interest to the Directors. The Board has access to management at all times.

The non-management Directors meet regularly in private sessions without any employee directors or members of management present, including at least one session to review and assess the process and effectiveness of the Board and to consider any other matters that the Directors may request. In an executive session of the independent Directors, the Board reviews the performance and compensation of the Chief Executive Officer. Any Director has the right to call a meeting or executive session of the independent Directors or of the non-management Directors. An executive session or meeting of independent Directors or of the non-management Directors, or any meeting of the Board at which the Chairman is not present, is chaired by the Director who chairs the committee having jurisdiction over the subject matter being discussed and otherwise by the committee Chairs on a rotating basis in alphabetical order of the committee names. The Presiding Director acts as liaison between the Chairman and independent Directors with respect to the executive session or meeting and approves the schedule and agenda. As described below, procedures have been established to enable shareholders to communicate with the Board, any committee or any Director.

Directors annually review and approve the proposed meeting schedule and are expected to attend all meetings of the Board and each committee on which they serve. Directors are provided with a copy of the proposed agenda sufficiently in advance of each scheduled meeting in order to have the opportunity to comment on or make changes to the agenda. Committee Chairs review and approve the agendas and materials for each committee meeting. Directors standing for election are expected to attend the Annual Meeting of Shareholders. Nine of the eleven Directors standing for election at the 2004 Annual Meeting of Shareholders attended the meeting.

Independence.  The Board evaluates the independence of each Director in accordance with applicable laws and regulations, the listing standards of the New York Stock Exchange and Verizon’s Corporate Governance Guidelines. Based on the recommendation of the Corporate Governance Committee, the Board of Directors has determined that the following Directors are independent as required by applicable laws and regulations, by the listing standards of the New York Stock Exchange and by the Corporate Governance Guidelines: James R. Barker, Richard L. Carrión, Robert W. Lane, Sandra O. Moose, Thomas H. O’Brien, Hugh B. Price, Walter V. Shipley, John R. Stafford and Robert D. Storey. The Board has also assessed the independence of the members of the Audit and Finance, Corporate Governance and Human Resources Committees and its findings are included in the discussion of the committees below.

Shareholder Communications with

Directors.  A shareholder who would like to communicate directly with the Board, a committee of the Board or with an individual Director, should send the communication to:

Verizon Communications Inc.

Board of Directors [or committee name or

    Director’s name, as appropriate]

1095 Avenue of the Americas — Room 3877

New York, New York 10036

Verizon will forward all shareholder correspondence about Verizon to the Board, committee or individual Director, as appropriate. This process has been approved by the independent Directors of Verizon.

Committees of the Board.  As described below, there are four standing committees of the Board. Each committee’s charter is available through the Corporate Governance link on the Company’s website at www.verizon.com/investor, or by sending your request in writing to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3877, New York, New York 10036. Each committee Chairperson approves the agenda and materials for each meeting. Each committee conducts an annual assessment of its charter and determines whether it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations. Under the Corporate Governance Guidelines, each committee may retain experts to assist it in carrying out its responsibilities.

The Audit and Finance Committee — is responsible for the appointment, compensation, removal, and oversight of the work of the independent registered public accounting firm. The Committee also oversees management’s performance of its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance and qualifications of the independent registered public accounting firm (including their independence), the performance of the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements. The Committee met nine times during 2004. The Board of Directors, based on the recommendation of the Audit and Finance Committee, has designated Thomas H. O’Brien, James R. Barker, Robert W. Lane, Sandra O. Moose and John R. Stafford each as an “audit committee financial expert.” Based on the recommendation of the Corporate Governance Committee and with the concurrence of the Audit and Finance Committee, the Board of Directors has determined that the members of the Audit and Finance Committee are independent as required by applicable laws and regulations, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines. The members of the Committee are Thomas H. O’Brien — Chairperson, James R. Barker, Robert W. Lane, Sandra O. Moose and John R. Stafford.

The Human Resources Committee — is responsible for overseeing management’s development of policies and practices that support the Company’s strategic objectives of competitive management compensation and benefit plans. These policies and practices include succession planning. The Committee also reviews, and recommends to the full Board, the compensation and benefits for non-employee Directors. The Committee met five times in 2004. Based on the recommendation of the Corporate Governance Committee and with the concurrence of the Human Resources Committee, the Board of Directors has determined that the members of the Human Resources Committee are independent as required by applicable laws and regulations, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines. The members of the Committee are Walter V. Shipley — Chairperson, Richard L. Carrión, Robert W. Lane and John R. Stafford.

The Public Policy Committee — reviews and provides guidance to the Board of Directors on selected issues of significance to the Company and oversees management in the development and implementation of the Company’s charitable contribution policies, pension fund management and policies related to the administration of pension benefits, selected social, environmental and regulatory matters and political contributions, equal opportunity and diversity compliance and initiatives, and safety issues. The Committee met twice in 2004. The members of the Committee are James R. Barker — Chairperson, Richard L. Carrión, Joseph Neubauer, Thomas H. O’Brien and Robert D. Storey.

The Corporate Governance Committee — provides oversight and guidance to the Board of Directors to ensure that the membership, structure, policies, and practices of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of the Company. The Committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the Board and its committees and reflects those policies and practices in Corporate Governance Guidelines, and evaluates the qualifications of, and recommends to the full Board, candidates for election as Directors. The Committee met twice in 2004. Based on the recommendation of the Corporate Governance Committee, the Board of Directors has determined that the members of the Committee are independent as required by applicable laws and regulations, the listing standards of the New York Stock Exchange and the Corporate Governance Guidelines. The members of the Committee are Sandra O. Moose — Chairperson, Hugh B. Price and Walter V. Shipley.

Nomination of Candidates for Director.  In exploring potential candidates for directors, the Corporate Governance Committee considers individuals recommended by members of the Committee, other Directors, members of management, and shareholders or self-nominated individuals. The Committee is advised of all nominations that are submitted to Verizon and determines whether it will further consider the candidates using the criteria described below.

In order to be considered, each proposed candidate must:

•	Be ethical;
•	Have proven judgment and competence;
•	Have professional skills and experience in dealing with a large, complex organization or in dealing with complex issues that are complementary to the background and experience represented on the Board and that meet the needs of the Company;
•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and
•	Be willing and able to devote sufficient time to fulfill his/her responsibilities to Verizon and its shareholders.

In evaluating candidates, the Committee also considers other factors that are relevant to the current needs of the Company, including those that promote diversity.

After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

The Company will report any material change to this procedure in a quarterly or annual filing with the Securities and Exchange Commission and any new procedure will be available through the Corporate Governance link on the Company’s website at www.verizon.com/investor.

The Bylaws require that a shareholder who wishes to nominate an individual for election as a Director at the Company’s Annual Meeting of Shareholders must give the Company advance written notice no later than 90 days prior to the anniversary date of the Annual Meeting, or February 6, 2006, in connection with next year’s Annual Meeting and provide specified information. Shareholders may request a copy of the Bylaw requirements from the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3877, New York, New York 10036.

Director Compensation.  Non-employee Directors receive both cash and stock compensation. Directors receive an annual retainer of $60,000 and each committee Chairperson receives an additional $5,000 annual retainer. Directors receive an annual equity grant of share equivalents valued at $130,000. Directors do not receive meeting fees for any Board or committee meeting held the day before or the day of a regularly scheduled Board meeting. Directors receive a meeting fee of $1,000 for any other Board or committee meeting.

Directors may defer the receipt of all or part of their cash retainers and fees. Directors may elect to allocate the deferred amounts in investment options that generally parallel the investment choices in Verizon’s qualified savings plan for employees.

Each new non-employee Director who joins the Board receives a one-time grant of 3,000 share equivalents.

Non-employee Directors are entitled to receive concession wireline and wireless telecommunications services and equipment. The total value of these telecommunications services and associated equipment for all non-employee Directors in 2004 was $33,982. Non-employee Directors also are provided with business-related travel accident insurance coverage. The total amount of premiums paid by the Company for this insurance coverage in 2004 was $1,906.

Directors who were elected to the Board before 1992 participate in a charitable giving program. Upon the Director’s death, the Company will contribute an aggregate of $500,000 to one or more qualifying charitable or educational organizations designated by the Director. Directors who formerly served as Directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in ten annual installments commencing when a Director retires or attains age 65 (whichever occurs later) or dies. Directors who formerly served as Directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the Director’s death. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. The charitable giving programs are closed to future participants.

A Director who is an employee or former employee of Verizon is not compensated for Board service.

Mandatory Retirement.  Under the Company’s Bylaws, a non-employee Director must retire no later than the Board meeting that follows his or her 70th birthday.

Related transactions.  From time to time, certain subsidiaries of the Company utilize the legal services of Thompson Hine LLP. Robert D. Storey, a Director of the Company, was a partner in that law firm until his retirement on June 1, 2004.

SUBMISSION OF SHAREHOLDER PROPOSALS

A shareholder who would like to have a proposal considered for inclusion in the Company’s 2006 Proxy Statement must submit the proposal so that it is received by the Company no later than November 21, 2005. Securities and Exchange Commission rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. Shareholder proposals should be addressed to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3877, New York, New York 10036.

If a shareholder does not submit a proposal for inclusion in next year’s proxy statement, but instead wishes to present it directly at the 2006 Annual Meeting of Shareholders, Verizon’s Bylaws require that the shareholder notify the Company in writing no later than 90 days prior to the anniversary date of the 2005 Annual Meeting, or February 6, 2006, and provide specified information. Requests for a copy of the Bylaw requirements should be addressed to the Assistant Corporate Secretary, Verizon Communications Inc., 1095 Avenue of the Americas, Room 3877, New York, New York 10036.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended December 31, 2004 and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2004.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, the Securities and Exchange Commission and the New York Stock Exchange.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm their independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in the Company’s Annual Report on Form 10-K.

Following a review of the independent registered public accounting firm’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent registered public accounting firm for the fiscal year 2005.

During 2003, the Committee completed a comprehensive review of its charter, practices and procedures in order to assure continued compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory initiatives.

Respectfully submitted,

Audit and Finance Committee

Thomas H. O’Brien, Chairperson

James R. Barker

Robert W. Lane

Sandra O. Moose

John R. Stafford

Dated: March 4, 2005

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

The Board has fixed the size of the Board at eleven Directors effective upon the conclusion of the Annual Meeting. Each of the nominees listed below is an incumbent Director whose nomination to serve for a one-year term was recommended by the Corporate Governance Committee and approved by the Board. Each nominee has consented to stand for election and the Board does not anticipate that any nominee will be unavailable to serve. However, if any nominee should become unavailable to serve at the time of the Annual Meeting, the Proxy Committee will vote shares represented by proxies for the remaining nominees and for substitute nominee(s), if any, designated by the Board, unless otherwise instructed by a shareholder. A Director who reaches mandatory retirement age during his or her term must retire in accordance with the Company’s Bylaws.

If you wish to vote for or withhold your vote from all nominees, please mark the corresponding box on your proxy card or proceed as directed in the instructions for telephone or Internet voting. If you do not wish your shares to be voted for a particular nominee, you should note that nominee’s name in the exception space provided on the proxy card or proceed as directed in the instructions for telephone or Internet voting.

The election of Directors is determined by a plurality of the votes cast.

The following biographies provide information about each nominee’s principal occupation and business experience, age, and directorships held in other public corporations, as well as Verizon Board committee memberships, as of March 4, 2005.

The Board of Directors recommends a vote FOR each of the nominees.

DIRECTOR NOMINEES

JAMES R. BARKER, Chairman, The Interlake Steamship Co. and New England Fast Ferry Company and Vice Chairman, Mormac Marine Group, Inc. and Moran Towing Corporation. Director of The Brink’s Company. Director since June 2000 (Director of GTE Corporation 1976 – 2000); Chairperson of Public Policy Committee and member of Audit and Finance Committee. Age 69.

RICHARD L. CARRIÓN, Chairman, President and Chief Executive Officer, Popular, Inc. and Chairman and Chief Executive Officer, Banco Popular de Puerto Rico. Director of Telecomunicaciones de Puerto Rico, Inc; Wyeth. Director since 1997 (Director of NYNEX Corporation 1995 – 1997); member of Human Resources Committee and Public Policy Committee. Age 52.

ROBERT W. LANE, Chairman, President and Chief Executive Officer, Deere & Company; Chief Executive Officer and President (May 2000 – August 2000); President (January 2000 – May 2000). Director since March 1, 2004; member of Audit and Finance Committee and Human Resources Committee. Age 55.

SANDRA O. MOOSE, President of Strategic Advisory Services LLC; Retired Senior Vice President and Director of The Boston Consulting Group, Inc. Director of Rohm and Haas Company; CDC-IXIS and Loomis Sayles Funds; The AES Corporation. Director since June 2000 (Director of GTE Corporation 1978 – 2000); Chairperson of Corporate Governance Committee and member of Audit and Finance Committee. Age 63.

JOSEPH NEUBAUER, Chairman and Chief Executive Officer, ARAMARK Corporation; Executive Chairman of the Board (January 2004 – September 2004); Chairman (April 1984 – December 2003); Chief Executive Officer (February 1983 – December 2003). Director of CIGNA Corporation; Federated Department Stores, Inc.; Wachovia Corporation. Director since 1995; member of Public Policy Committee. Age 63.

THOMAS H. O’BRIEN, Retired Chairman and Chief Executive Officer, The PNC Financial Services Group, Inc. and PNC Bank, N.A. Director of BlackRock, Inc.; Hilb, Rogal and Hobbs Company; The PNC Financial Services Group, Inc. Director since 1987; Chairperson of Audit and Finance Committee and member of Public Policy Committee. Age 68.

HUGH B. PRICE, Senior Advisor, Piper Rudnick LLP; President and Chief Executive Officer, National Urban League (1994 – 2003). Director of Metropolitan Life, Inc. and Metropolitan Life Insurance Company. Director since 1997 (Director of NYNEX Corporation 1995 – 1997); member of Corporate Governance Committee. Age 63.

IVAN G. SEIDENBERG, Chairman and Chief Executive Officer; President and Chief Executive Officer (April 2002 – December 2003); President and Co-Chief Executive Officer (June 2000 – March 2002); Chairman of the Board (December 1998 – June 2000) and Chief Executive Officer (June 1998 – June 2000). Director of Honeywell International Inc.; Wyeth. Director since 1997 (Director of NYNEX Corporation 1991 – 1997). Age 58.

WALTER V. SHIPLEY, Retired Chairman, The Chase Manhattan Corporation; Chairman and Chief Executive Officer (1983 – 1992; 1994 – 1999). Director of Exxon Mobil Corporation; Wyeth. Director since 1997 (Director of NYNEX Corporation 1983 – 1997); Chairperson of Human Resources Committee and member of Corporate Governance Committee. Age 69.

JOHN R. STAFFORD, Retired Chairman of the Board (1986 – 2002) and Chief Executive Officer (1986 – April 2001), Wyeth. Director of Honeywell International Inc.; J.P. Morgan Chase & Co. Director since 1997 (Director of NYNEX Corporation 1989 – 1997); member of Audit and Finance Committee and Human Resources Committee. Age 67.

ROBERT D. STOREY, Retired Partner, Thompson Hine LLP. Director of The Procter & Gamble Company. Director since June 2000 (Director of GTE Corporation 1985 – 2000); member of Public Policy Committee. Age 68.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY CARD

The Audit and Finance Committee of the Board of Directors considered the performance and qualifications of Ernst & Young LLP, certified public accountants, and has reappointed the independent registered public accounting firm to examine the financial statements of Verizon for the fiscal year 2005 and examine management’s assertion regarding the effectiveness of internal controls.

Fees billed to the Company by Ernst & Young for services rendered during fiscal year 2004 and 2003 were as follows:

	2004	2003
Audit fees:	$12.8 million	$8.8 million
Audit-related fees:	$5.3 million	$6.7 million
Tax fees:	$3.4 million	$2.0 million
All other fees:	$1.6 million	$1.6 million

Audit fees increased in 2004 due to increased requirements associated with the Sarbanes-Oxley Act of 2002, including the newly required audit of the assertion by management of the effectiveness of the Company’s internal controls. Audit-related fees primarily include regulatory audits and audits of subsidiaries. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees and other advisory services. The Audit and Finance Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The Audit and Finance Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.

The affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young. If this appointment is not ratified by the shareholders, the Audit and Finance Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification.

SHAREHOLDER PROPOSALS

ITEMS 3 — 8 ON PROXY CARD

The shareholders named below have advised us that they intend to have their proposal presented at the Annual Meeting. Each of the shareholder proposals must receive the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter to be approved. The Board of Directors has concluded that it cannot support these proposals for the reasons given.

Item 3 on Proxy Card:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, owner of 424 shares of the Company’s common stock, proposes the following:

“RESOLVED:    That the stockholders of Verizon, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

Reasons:    Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year, the owners of 609,365,978 shares, representing approximately 35% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.”

BOARD OF DIRECTORS’ POSITION

The Company, like most other major corporations, elects directors by providing that each share of common stock has one vote. The Board of Directors firmly believes that the present system of electing directors, in which directors elected are those receiving a plurality of the votes cast by the shareholders as a whole, best assures that the directors will represent the interests of all shareholders, and not just a particular group. The great majority of states do not have mandatory cumulative voting and the Revised Model Business Corporation Act recommends that state laws not mandate cumulative voting. According to recent data published by the Investor Responsibility Research Center, more than 90% of the companies it tracks do not provide for cumulative voting.

The Board of Directors opposes cumulative voting because it would permit special interest groups to leverage their voting power and elect one or more directors representing that group’s narrow interest. Directors elected by such a “special interest” constituency may have difficulty fulfilling their fiduciary duty of loyalty to the Company and its shareholders due to inherent conflicts between the Company and its shareholders’ interests, on the one hand, and the director and his or her constituency, on the other. The Board of Directors believes that these potential conflicts create factionalism and undermine the ability of the Board members to work together effectively for the best interests of all shareholders and not a selected few.

The Company’s shareholders, at the 2004 annual meeting, rejected a proposal for cumulative voting by a substantial margin, and should continue to do so. At the Company, cumulative voting is not necessary to provide management accountability. The Board is committed to continuing its good corporate governance practices as presented in its Corporate Governance Guidelines, which include, among others, such safeguards as an annually elected Board, a majority of independent directors, a rotating presiding director, independent Board committees overseeing audit, compensation and corporate governance matters, confidential voting by shareholders and the absence of any shareholder rights plan (commonly referred to as a “poison pill”).

For the foregoing reasons, the Board believes that cumulative voting is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 4 on Proxy Card:

United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, DC 20001, owner of 45,100 shares of the Company’s common stock, proposes the following:

RESOLVED:    That the shareholders of Verizon Communications, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

SUPPORTING STATEMENT:    Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important director election reform.

BOARD OF DIRECTORS’ POSITION

The Company’s directors, like those of most other major public corporations, are elected by a plurality of votes cast at the annual meeting. The Board of Directors believes that the present system of electing directors best serves the interests of all shareholders.

The Board strongly disagrees with the proponent’s assertion that implementation of a majority vote standard will strengthen the Company’s governance and the Board. The Company already has in place a robust corporate governance process designed to identify and propose director nominees who will serve the best interests of the Company and our shareholders. The Corporate Governance Committee, which is composed solely of independent directors, evaluates and recommends director nominees for election. In order to be considered, nominees must meet specified criteria designed to ensure that our Board members are highly qualified and reflect a diversity of experience and viewpoints. In addition, shareholders may recommend candidates for election, as described in this Proxy Statement under the heading, “Structure and Practices of the Board of Directors — Nomination of Candidates for Director.” The Company’s shareholders have a history of electing strong and independent Boards, not only by a plurality, but also in fact by a substantial majority of the votes cast.

The Board believes that the proponent’s characterization of the plurality voting process — in particular the suggestion that a director may be elected even if 99.99% of the votes casts are “withheld” — is highly theoretical and not supported by historic results.

Implementation of this proposal would unnecessarily complicate the election of directors. Under Delaware law, each incumbent director serves until a successor is elected and qualified for his or her position. Accordingly, if the proposal were adopted and implemented, any incumbent director who did not receive a majority of the votes cast would nonetheless continue to serve as director until his or her successor is elected by a subsequent vote of shareholders. In addition, if any other nominee does not receive a majority of votes cast, the resulting vacancy could be filled with a successor designated by the Board of Directors.

For the foregoing reasons, the Board believes that requiring a majority vote for the election of directors is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 5 on Proxy Card:

The Association of BellTel Retirees Inc., 181 Main Street/PO Box 33, Cold Spring Harbor, NY 11724, which owns 214 shares of the Company’s common stock and John Sellen 235 Demarest Ave. (Box 457), New Milford, NJ 07646-0457, who owns 1,350 shares of the Company’s common stock, hereby notify the Company that they intend to reintroduce the following resolution at the 2005 Annual Meeting for action by the stockholders:

RESOLVED:    The shareholders urge our Board of Directors to amend Verizon’s Corporate Governance Guidelines to provide that the Board shall nominate director candidates such that, if elected, a two-thirds majority would be independent.

For this purpose, the definition of “independent” should be no less strict than the standard adopted by the Council of Institutional Investors, an association of pension funds with assets over $1 trillion.

Generally, the CII does not consider a director as “independent” if, during the past five years, the director has been employed by:

the company or an affiliate;

a company-paid advisor or consultant;

a significant supplier or customer;

a nonprofit that receives significant grants from the company;

a firm whose board includes an executive officer of the company.

SUPPORTING STATEMENT:    At least 7 of Verizon’s 11 directors (64%) have, or recently had, material financial relationships with the Company, or its officers, either directly or through their firms. We believe that ensuring a substantial majority of truly independent directors is the best way to ensure that the Board will at all times be more accountable to stockholders than they are beholden to management.

Verizon’s 11-member board includes one insider, Chairman and CEO Seidenberg, and at least six outside directors who are non-independent, in our view, according to SEC disclosures:

☐	Richard Carrion is CEO of a bank that co-invests with Verizon’s in Puerto Rico Telephone (Verizon owns a majority interest).

☐	Robert Storey is partner in a firm providing legal services to Verizon.

☐	Joseph Neubauer is former CEO and Executive Chairman of ARAMARK, where Verizon President Babbio participated in setting his compensation until 2003 as a member of the board compensation committee.

☐	Hugh Price was, until 2003, CEO of a nonprofit receiving millions of dollars in grants from Verizon during a period Seidenberg served on its governing board.

☐	Sandra Moose, until year-end 2003, was Senior Vice President of a firm paid at least $3.5 million for consulting services since 2000.

☐	Thomas O’Brien is former CEO of PNC Financial Services, where Verizon Wireless

CEO Dennis Strigl has participated in boosting his retirement benefits and perks as a member of PNC’s Compensation Committee.

In addition, prior to 2003, CEO Seidenberg had an interlocking directorship with John Stafford, the former CEO of Wyeth.

We believe an independent board is particularly needed at Verizon. The Corporate Library, an independent corporate governance research firm, rated Verizon’s Board as one of the “ten worst” among 1,700 companies analyzed in its 2003 Board Effectiveness Ratings.

According to Corporate Library, while Verizon “is no longer the most interlocked and interconnected board in our database, the independence of several directors remain in question. And the contracts and compensation policy for both Seidenberg and former co-CEO Lee contain virtually every example of excess and lack of control that could be found at a US corporation.…”

Although Verizon claims it complies with the NYSE’s minimum listing standard for board independence, we believe outside directors are not truly “independent” when they have significant financial interests different from Verizon shareholders generally.

BOARD OF DIRECTORS’ POSITION

The Board has adopted Corporate Governance Guidelines requiring that a substantial majority of the directors be independent. In fact, the Board has consisted of a majority of independent directors at all times since the Company was founded in 1983. While the Board agrees that the Board should consist of a majority of independent directors, it strongly believes that the proponents inaccurately characterize the Board’s independence and propose a definition of independence that is unduly rigid.

The New York Stock Exchange listing standards provide criteria for independence and require the Board to make a finding as to each director’s independence. The Verizon Corporate Governance Guidelines specify objective standards for making that determination, which in several instances go beyond the NYSE requirements and the applicable laws and regulations. In addition, Verizon has other governance provisions that ensure that directors are able to function independently. Non-management directors meet at regularly scheduled executive sessions without management and any director is able to call a Board meeting or executive session. All members of the audit, compensation and governance committees are independent directors, and the Guidelines now provide for a rotating presiding director at meetings of the non-management directors. The Board believes that, given the high standards of governance and independence to which its directors and committees are held, the proposal is unnecessary. The Company’s shareholders, at the 2004 annual meeting, rejected a similar proposal relating to the Board’s composition by a substantial margin, and should continue to do so.

The Board strongly disagrees with the proponent’s characterization of the independence of certain of its members. The Board has carefully considered the qualifications, affiliations and relationships of each director and, as stated on page 3 of this Proxy Statement, has determined that a substantial majority of the directors are independent. Accordingly, it is confident that the relationships cited by the proponents do not impair the independence of the individual directors. Furthermore, given the Board’s history of independence and its continuing commitment to being held to higher standards, the Board is concerned that the proposed change to the Corporate Governance Guidelines would arbitrarily restrict the composition of the Board and inappropriately limit its ability to adapt to changing business circumstances. Accordingly, the Board believes that this proposal is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 6 on Proxy Card:

The International Brotherhood of Electrical Workers’ Pension Benefit Fund, 1125 Fifteenth Street, N.W., Washington, DC 20005, owner of 141,550 shares of the Company’s common stock, proposes the following:

RESOLVED:    The shareholders of Verizon Corporation (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director — as defined by the rules of the New York Stock Exchange (“NYSE”) — be its Chairman of the Board of Directors.

SUPPORTING STATEMENT:    The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe, that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that Board is also the CEO, former CEO or some other officer of the company.

We respectfully urge the board of our Company to dramatically change its corporate governance structure and the public’s perception of it by having an independent director, as defined by the NYSE, serve as its Chairman.

BOARD OF DIRECTORS’ POSITION

The Board of Directors believes that it is in the best interests of the Company and its shareholders for the Board to have the flexibility to determine the best director to serve as Chairman of the Board, whether such director is an independent director or the Chief Executive Officer. At the present time, the Board believes that the Company and its shareholders are best served by having the Chief Executive Officer also serve as Chairman of the Board. While the Board may separate these positions in the future should circumstances change, it believes that implementing the proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner.

In its ongoing commitment to high standards of corporate governance, Verizon has revised its Corporate Governance Guidelines to provide that an independent director will preside at executive sessions and meetings of the Board where the Chairman is not present. The Chair of the committee having jurisdiction over the subject matter to be discussed will preside over the executive session or meeting, and, otherwise, the committee Chairs will preside on a rotating basis. The presiding director serves as liaison between the Chairman and the independent directors with respect to the executive session or meeting and will approve the schedule and agenda. The responsibilities of independent directors with respect to the governance of the Board, including approval of agendas and meeting schedules, are more fully described in this Proxy Statement under the heading, “Structure and Practices of the Board of Directors — Meetings of the Board, Executive Sessions and Presiding Director.”

The Board believes that the Company’s corporate governance structure, with its emphasis on independence and a rotating presiding director, makes it unnecessary to have an absolute requirement that the Chairman be an independent director. The Board believes that adopting such a rule would only limit the Board’s ability to select the director it believes best suited to serve as Chairman of the Board, and is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 7 on Proxy Card:

Sheet Metal Workers’ National Pension Fund, Edward F. Carlough Plaza, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314, owner of 85,600 shares of the Company’s common stock, proposes the following:

RESOLVED:    That the shareholders of Verizon Communications, Inc. (“Company”) urge the Board of Directors to initiate the process necessary to amend our Company’s Certificate of Incorporation so that the Company directors will not be exempted from personal liability for monetary damages for grossly negligent conduct in the performance of their fiduciary duties.

SUPPORTING STATEMENT:    The fiduciary duties of directors of companies incorporated in Delaware, such as ours, can be summarized as duties of loyalty and care. The duty of care requires that directors inform themselves, prior to making a business decision, of all material information reasonably available to them, and once informed, they must act with requisite care in the discharge of their duties. A board of director’s fulfillment of its duty of care is judged by a gross negligence standard, which means that a violation of the duty of care requires a finding of conduct that constitutes gross negligence.

In 1986, the state of Delaware amended the Delaware General Corporation Law to permit Delaware corporations to include in their certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the duty of care as a director, subject to certain limitations. Our Company has such a provision in its certificate of incorporation. It serves to protect our Company’s directors, individually and collectively, from personal liability for monetary damages for violation of their duty of care resulting from gross negligence.

The director liability change urged by the proposal would simply add an exception to the limitations on director personal liability for monetary damages, and expose directors to potential monetary liability for grossly negligent conduct. Directors who dedicate adequate time and are diligent in performing their board responsibilities will meet the demands of their duty of care. Directors that are found to be grossly negligent in the conduct of their duties as corporate stewards will be subject to potential personal liability for monetary damages caused by their actions. This heightened standard will encourage directors to demand the support and information necessary to enable them to meet the important responsibilities of their office.

We recognize that our Company must be able to attract quality directors. We believe that making directors potentially liable for monetary damages for gross negligence strikes the appropriate balance between the need to attract quality directors and the need to promote director accountability. A reasonable limitation on a director’s level of exposure to personal monetary damages may be in order to strike this balance. Further, we believe that such a change would increase director accountability to shareowners who elect them, improve the corporate decision-making processes, and consequently improve long-term corporate value.

We urge your support for this important governance reform.

BOARD OF DIRECTORS’ POSITION

The Board of Directors firmly believes that in order to attract and retain qualified candidates, the Company must provide Board members with appropriate protections from liability consistent with the protections provided by other corporations with whom the Company competes for qualified directors. The frequency of litigation against corporate directors, the considerable expense involved in defending lawsuits (regardless of the substantive merits) and the inherent uncertainties with respect to the outcome of any litigation all combine to make the question of personal liability a very real concern for corporate directors. The Board of Directors believes that the Company’s shareholders are better served by directors who are free to reasonably exercise their best business judgment.

The Company’s Restated Certificate of Incorporation puts certain limits on a director’s liability to the Company or its shareholders for monetary damages for breach of fiduciary duty. The Company’s shareholders first adopted a provision limiting directors’ personal liability in 1987. The Board expressed its belief that the provision would help ensure the Company’s ability to recruit and retain competent directors, and the provision was approved by an affirmative vote of 93 percent of the votes cast. In 1996, the Company’s shareholders approved the current provisions. However, directors remain liable for any breach of the duty of loyalty to the Company or its shareholders, for any act not in good faith or involving intentional misconduct or a knowing violation of the law and for any transaction from which the director derives an improper personal benefit.

The Board of Directors believes that implementation of the proponent’s proposal would inappropriately reduce the protections afforded by the Company’s Restated Certificate of Incorporation and make Directors easier targets for non-meritorious lawsuits. Under the proposed amendment, potential plaintiffs would simply have to assert a claim of “gross negligence” in order to embroil a Board member in a costly court battle. Determining what does or does not constitute “gross negligence” involves legal and factual questions that do not lend themselves to simple definition. The uncertain results of litigation subject directors to considerable risks. Increased legal action would not only distract the directors subject to such claims, but would likely result in substantial additional costs to the Company.

For the foregoing reasons, the Board believes that changing the present director liability standards is not in the best interests of the Company or its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

Item 8 on Proxy Card:

Domini Social Investments LLC, 536 Broadway, 7th Floor, New York, New York 10012-3915, owner of 765,000 shares of the Company’s common stock, proposes the following:

RESOLVED:    The shareholders of Verizon Communications, Inc. (the “Company”) hereby request that the Company provide a report updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26

USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the persons described above;

b.	The business rationale for each of the Company’s political contributions; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute.

This report shall be posted on the company’s website to reduce costs to shareholders.

SUPPORTING STATEMENT:    As long-term shareholders of Verizon, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rationale for such donations. We believe shareholders are entitled to know how their company is spending its funds for political purposes. However, although there are various disclosure requirements for political contributions, this information is difficult for shareholders to access and is not complete.

Although the Bi-Partisan Campaign Reform Act enacted in 2002 prohibits corporate contributions to political parties at the federal level, corporate soft money state-level contributions are legal in 49 states, and disclosure standards vary widely. Corporations can also make unlimited contributions to “Section 527” organizations, political committees formed for the purpose of influencing elections, but not supporting or opposing specific candidates. These do not have to be reported.

In 2001-02, the last fully reported election cycle, Verizon made at least $1,610,915.00 in political contributions. (The Center for Responsive Politics: http://www.opensecrets.org/softmoney/index.asp.)

Relying only on the limited data available from the Federal Election Commission, the Internal Revenue Service, and the Center for Responsive Politics, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations. Current disclosure is insufficient to allow the Company’s Board and its shareholders to fully evaluate the political use of corporate assets.

Absent a system of accountability, corporate executives will be free to use the Company’s assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders, potentially harming long-term shareholder value.

There is currently no single source of information that provides the information sought by this resolution. This report should represent a minimal cost to the company, as presumably management already monitors corporate resources used for such purposes. We believe that transparency and accountability in this area will advance our company’s interests, and help build long-term shareholder value. Last year, a similar proposal received 16% of the vote. We urge your support for this critical governance reform.

BOARD OF DIRECTORS’ POSITION

The Board of Directors believes that the Company’s political contributions constitute an appropriate expenditure of corporate funds for valid business purposes. The Company also offers employees of the Company an opportunity to participate in the political process by contributing through Company sponsored political action committees (“PACs”) that are not affiliated with any party or candidate on a strictly voluntary basis. The Public Policy Committee of the Board of Directors periodically receives reports on contributions and on the activities of the PACs and reports on these activities to the Board. The Board is confident that the Company contributions seek to support those candidates and officials whose views are consistent with the Company’s long-term regulatory goals and interests. Any suggestion that the Company’s contributions fund those whose agendas are antithetical to the interests of the Company and its shareholders is, the Board strongly believes, unsupported in fact and plainly wrong. The contributions from the PACs are directed by employees. The Company has in place established reporting and compliance procedures and believes it has made contributions to political parties and candidates in accordance with all applicable laws and regulations.

The Company’s resources currently allocated to political activities are negligible in comparison to the scope and extent of the Company’s business. Nevertheless, in the Board’s view, implementation of this proposal would involve additional time and expense to the Company with little, if any, corresponding benefit for shareholders. Significant information about political contributions by the Company and the PACs is already publicly available as required by applicable state and federal laws. Accordingly, the Board believes there is no need for the Company to use its financial and other resources to provide duplicative and unnecessary information.

For the foregoing reasons, the Board of Directors believes that this proposal is unnecessary and the

Board believes that the proposal is not in the best interests of the Company and its shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

The Human Resources Committee of the Board of Directors has amended the Verizon Income Deferral Plan (the “IDP”) to freeze the accrual of future benefits under the IDP, including the 32% retirement contribution credit on eligible compensation, as of the close of business on December 31, 2004. As a result, beginning on January 1, 2005, executive officers and other senior managers will be eligible to receive retirement pay credits equal to between 4%-7% (depending on age and service) on all eligible compensation that exceeds the IRS qualified pay limits ($210,000 in 2005). This is the same pay-credit percentage range received by all other management employees who participate in the Verizon Management Pension Plan. This action reduces the guaranteed pension credits received by Verizon executive officers and other senior managers from 32% to a range of 4%-7%. Mr. Robert Rehm and Ms. Joanne Jacobsen submitted a shareholder proposal requesting that the Board of Directors seek shareholder approval of certain executive pension benefits. After Verizon discussed the Committee’s 2004 decision with the proponents, they agreed to withdraw the proposal.

EXECUTIVE COMPENSATION

REPORT OF THE HUMAN RESOURCES COMMITTEE

ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board is responsible for establishing and administering all policies and plans related to compensation and benefits for the senior management group, including the executives listed in the Summary Compensation Table beginning on page 23 of this Proxy Statement. The individuals listed in that table are referred to as the named executive officers. Specifically, the Committee has the direct responsibility to review and approve the corporate goals and objectives relevant to the senior management group compensation plans and programs and annually benchmarks the ongoing competitiveness of these plans and programs in order to evaluate whether they are achieving the desired goals and objectives summarized in this report. The Committee retains the services of an independent, outside consultant to assist it in performing its duties. The Committee reports to the Board of Directors on its actions and recommendations following every meeting, and periodically meets in executive session without members of management present. Members of the Committee are non-management directors who, the Board has determined, are independent as required by applicable laws and regulations, the listing standards of the New York Stock Exchange, and the Board’s Corporate Governance Guidelines.

This report summarizes the philosophy, structure, and compensation levels of the Company’s executive compensation programs for 2004.

PHILOSOPHY

The Committee oversees a compensation program that is designed to support Verizon’s long-term strategy and align the financial interests of the senior management group with Verizon’s shareholders. The Committee has established the following objectives for the Company’s executive compensation program:

•	To attract, motivate and retain high-performing executive talent who drive Verizon’s success and industry leadership;
•	To reward individuals who achieve key operational and financial goals and superior returns for shareholders;
•	To provide a substantial portion of total compensation opportunity at risk, tied to both annual and long-term financial performance and strategic objectives.

The Committee evaluates and approves each component of compensation (base salary, annual incentives, and long-term incentives) and reviews and approves the individual total compensation for the senior management group. In considering the mix of elements comprising total compensation, the Committee has emphasized long-term pay and performance to stress the importance of achieving Verizon’s long-term goals.

Each of Verizon’s 2004 incentive compensation plans emphasizes a pay for performance philosophy and is designed to reflect both individual and company performance. They provide aggressive performance objectives that serve to both motivate and retain executives. The Verizon Short-Term Incentive Plan is designed to reward performance in achieving certain internal business goals that are primarily financial and operational in nature. When the Company’s performance is better than the objectives set for the performance period, employees receive higher payouts, and when the Company’s performance does not meet one or more of the key objectives, the employees receive lower payouts. The Verizon Long-Term Incentive Plan is designed to reward the creation of sustainable shareholder value and more closely align the interests of the Company’s senior management group with that of its shareholders. For 2004, the Committee determined that the senior management group’s long-term incentive compensation should consist of a mix of performance stock units and non-qualified stock options. These programs are designed to reward employees when shareholder value is created.

The total compensation of the senior management group has been set at levels that are intended to be competitive with market peers made up of other large, global, public companies with whom Verizon competes for executive talent. The Committee also benchmarks total direct compensation (base salary, annual cash bonus, and long-term equity awards) against an industry peer group of telecommunications, broadband, wireless and cable companies. The Committee has determined that the aggregate of Verizon’s base pay and short-term compensation opportunity should target the 50th percentile for market and industry peers and that its long-term incentive opportunities should target the third quartile. To ensure that Verizon’s senior management compensation is consistent with these levels, the Committee annually compares Verizon’s total compensation and component pay levels to those of its market and industry peer group companies.

The Company’s stock ownership guidelines encourage each executive to achieve and maintain an appropriate ownership stake in the Company. The ownership levels are based on base salary and require a multiple of at least five times base salary for the CEO and a multiple of at least one to four times for other executives. These guidelines apply to all senior management employees. All named executive officers are currently in compliance with the stock ownership guidelines. The table on page 29 shows the current ownership levels of these named executive officers.

The Committee also recognizes that, from time to time, it may be appropriate to enter into agreements with certain key executives to ensure that Verizon continues to retain their services. In general, these agreements provide the key executives with certain protection (in the form of severance pay) if they are involuntarily terminated or their employment with the Company ends prior to the time they would have otherwise elected to retire. The existing agreements with the named executive officers are described beginning on page 26 of this Proxy Statement. On June 30, 2004, the Company’s agreement with its Chairman and Chief Executive Officer, Ivan Seidenberg, expired pursuant to its terms. Based on market competitive practices, the Board has determined that a multi-year agreement is no longer necessary. Therefore, Mr. Seidenberg will no longer have an employment agreement.

COMPONENTS OF COMPENSATION

There are three components of the compensation structure for the senior management group: salary; a short-term incentive award paid in cash; and a long-term incentive award paid in cash. The majority of an executive’s total compensation is performance-based and, therefore, at risk because the value of such compensation (short-term and long-term incentives) depends largely on the degree of success in attaining both Company and individual performance objectives.

Salary.    The Company’s executive salary structure is based on broad salary bands. Consideration of salary adjustments, if any, is based on a review of competitive market data relative to its market and industry peer group companies and individual performance. Base pay is set at the 50th percentile level of peer group companies. In 2004, the senior management group received salary increases based upon individual performance, market changes in the value of positions, and the economic and business conditions affecting Verizon at the time of the evaluation. The salaries earned by the named executive officers for 2004 are shown in column (c) of the Summary Compensation Table on page 23.

Short-Term Incentive.    Senior managers are eligible to receive annual cash incentives under the Verizon Short-Term Incentive Plan. The plan is designed to support Verizon’s business and performance goals by placing a sizable percentage of annual cash compensation at risk if those goals are not achieved. The targeted value of the short-term incentive award is generally based on the recipient’s actual base salary multiplied by a percentage applicable to the recipient’s compensation band level. The percentage is determined based on the level of responsibilities of a particular job and on comparable positions within industry peer group companies. For 2004, the awards were adjusted based upon actual performance as measured against pre-established performance objectives. These objectives are based primarily upon financial measures, particularly earnings per share and revenue excluding the net impact of pension and post-retirement benefits. In addition, a portion of the award is also based upon two non-financial measures: customer service and diversity. The Committee evaluates Verizon’s performance on these measures against the performance of industry peers. Depending on Verizon’s and the individual’s performance, the awards can range from zero to two times the targeted award value. When the Company’s performance meets the pre-established performance objectives, employees generally receive short-term incentive payouts at their targeted levels. Correspondingly, when the Company’s performance is better than the pre-established performance objectives, employees generally receive payouts greater than the targeted levels and when the Company’s performance does not meet the pre-established performance objectives employees generally receive payouts lower than the targeted levels. Verizon produced strong 2004 financial results driven by Wireless revenue growth, solid cash flow and increased margins. Also, in 2004, Verizon led its industry peer group companies in virtually every significant financial category and was able to significantly reduce its total debt. The Committee approved a performance percentage payout for each business segment (corporate, wireless, domestic telecom, international and information services), according to that business segment’s contribution to the Company’s overall performance. The performance percentages were used to determine the short-term incentive award for the named executive officers and other senior managers, according to their respective responsibilities and individual contribution. The amounts shown under “Bonus” in column (d) of the Summary Compensation Table represent the short-term incentive payments awarded to each of the named executive officers for 2004.

Long-Term Incentive.    The Company provides long-term incentive opportunities under the Verizon Long-Term Incentive Plan. These long-term incentives may include non-qualified stock options, incentive stock options, performance stock units, restricted stock grants and stock appreciation rights. For 2004, long-term incentive compensation consisted of a mix of performance stock units and non-qualified stock options. This mix closely aligns the interests of the Company’s senior management group with the interests of its shareholders because of the focus on external performance measures, stock price and relative total shareholder return. The amount of the long-term incentive award granted to a particular employee is generally based on the recipient’s actual base salary multiplied by a percentage applicable to the recipient’s compensation band level. The percentage is determined based on the level of responsibilities of a particular job and on comparable positions within industry peer group companies.

In 2004, 60% of an employee’s long-term incentive compensation opportunity was granted in the form of Performance Stock Units. Performance stock units represent shares of Verizon stock that may become payable in cash after the completion of a three-year performance cycle. Actual payment of the performance stock units will be determined based on Verizon’s Total Shareholder Return (TSR) relative to the TSR of the companies that make up the Standard & Poor’s 500 and to the TSR of Verizon’s telecommunications, broadband, wireless and cable industry peer group companies. No performance stock units will be paid unless Verizon’s relative TSR position meets a specific minimum threshold percentage at the conclusion of the performance cycle. The value of the award may increase or decrease based on Verizon’s relative TSR position compared to that of the companies in the Standard & Poor’s 500 and the companies in Verizon’s industry peer group. The value of each performance stock unit is equal to the fair market value of a share of Verizon’s common stock on the date of the grant and will change as the value of Verizon’s common stock changes. The value of the performance stock units granted to each of the named executive officers is shown in column (f) of the Summary Compensation Table.

In 2004, 40% of an employee’s long-term incentive compensation opportunity was granted in the form of non-qualified stock options. All stock options are granted with an exercise price equal to the fair market value of Verizon’s stock on the date of the grant and are not transferable during the recipient’s lifetime. All stock options granted have a term of ten years and vest in equal installments on the first, second, and third anniversaries of the grant date. As it did in 2003, Verizon expensed its stock options granted in 2004. Verizon began expensing the fair market value of stock options granted on or after January 1, 2003. The number of stock options granted to each of the named executive officers is shown in column (g) of the Summary Compensation Table.

SUMMARY OF EXECUTIVE COMPENSATION CHANGES FOR 2005

In January 2005, the independent members of the Board of Directors changed Mr. Seidenberg’s compensation structure to align it with the changes made by the Human Resources Committee to the compensation structure for members of the senior management group in light of the increasing competition in the telecommunications industry, Verizon’s business strategy and in recognition of shareholder interests and corporate responsibility.

Effective January 1, 2005, the Committee eliminated the nonqualified supplemental retirement benefit under the Verizon Income Deferral Plan (IDP). The IDP provided a guaranteed pension credit to all senior managers in an amount equal to 32% of annual pay that was in excess of the IRS compensation limits. This retirement credit under the IDP has been replaced by the Verizon Excess Pension Plan, a nonqualified pension plan that provides pension credits that range from 4%-7%; on compensation that exceeds the IRS compensation limits. This is the same pay-credit percentage range received by all other management employees who participate in the Verizon Management Pension Plan and the Verizon Excess Pension Plan.

In addition, the value of the long-term incentive awards for Verizon’s senior management group was adjusted for the first time since 2000 to reflect market competitive levels. The 2005 long-term incentive grants will be made in the form of performance stock units and restricted stock units to further link rewards to Verizon’s financial performance and to increase in shareholder value. Stock options have not been granted to senior managers for 2005.

The executive flexible spending allowance for senior managers was also eliminated, effective as of January 1, 2005, and the Committee took this into account in assessing the changes to compensation structure.

These changes were made to further align the senior management group with the performance of Verizon’s stock by rewarding senior managers who drive marketplace success, provide outstanding industry leadership and increase shareholder value. Depending on the level of a senior manager, a minimum of 63% and up to 88% of total compensation for 2005 will be performance-based and, therefore, at risk. This represents an increase over 2004 levels by 8%. The value of short-term and long-term incentives will depend on the degree of success in attaining both Company and individual performance objectives, thus, emphasizing the Company’s pay for performance philosophy.

2004 COMPENSATION FOR IVAN SEIDENBERG

Mr. Ivan Seidenberg is Chairman and Chief Executive Officer of Verizon. In 2004, under Mr. Seidenberg’s leadership, the Company achieved a sizable increase in shareholder value while also continuing to significantly reduce its total debt. 2004 was also an extremely strong year of outstanding growth in the wireless and broadband business groups. The Company demonstrated an ability to grow and build market share in a highly competitive environment. Mr. Seidenberg’s 2004 compensation was determined in accordance with the plans and policies discussed in this report. His annual salary is shown in column (c) of the Summary Compensation Table, and his short-term incentive award is shown under “Bonus” in column (d) of this table.

For 2004, Mr. Seidenberg was eligible for a short-term incentive award ranging from $0 to $3,750,000. In 2004, Verizon changed its growth profile by divesting non-strategic assets, by extending its industry leadership in wireless, and by gaining momentum in broadband, long-distance and Enterprise markets. Revenues increased 5.7%, driven by 23% revenue growth at Verizon Wireless. During the year, Verizon added 6.3 million net new customers in Wireless, as its total number of customers grew nearly 17% to 43.8 million. In its Wireline business, Verizon added 1.2 million net new DSL customers for a total of 3.6 million DSL lines in service at the end of 2004. Verizon generated $21.8 billion of cash from operations. Total debt was reduced by $6.1 billion, finishing the year at $39.3 billion. Based on these results compared to the objectives established at the beginning of the year, Mr. Seidenberg received a 2004 short-term incentive award of $3,375,000 in recognition of the Company’s performance and his role in driving Verizon’s outstanding results.

Mr. Seidenberg’s 2004 long-term incentive award was maintained at its 2003 level of $10.5 million, which represented a more than 10% reduction from its 2002 and 2001 levels of $12 million. As a result, on February 4, 2004, Mr. Seidenberg received 171,429 PSUs and 468,227 stock options. The option grant is reported in column (g) of the Summary Compensation Table. The PSU grant dollar value is reported in column (f) of the Summary Compensation Table.

The independent members of the Board approved the first increase in five years to Mr. Seidenberg’s salary, reflecting the company’s success in creating growth and building market share in a highly competitive environment. Mr. Seidenberg’s salary increased $600,000, from $1,500,000 to $2,100,000. His new base salary was determined based on his individual performance in 2004, market changes in the value of his position since 2000, and the economic and business conditions affecting Verizon. His new base salary is in alignment with the base salary levels of other chief executive officers at other large global public companies comparable to Verizon. This new salary will be reflected in the summary compensation table in Verizon’s 2006 proxy statement.

Mr. Seidenberg will no longer participate in the nonqualified supplemental retirement benefit under the Income Deferral Plan (IDP), which provided him a guaranteed annual pension credit in an amount equal to 32% of his pay. This retirement credit under the IDP has been replaced by the Verizon Excess Pension Plan, which is a nonqualified pension plan that provides pension credits that range from 4%-7% (depending on age and service), on compensation that exceeds the IRS compensation limits. This is the same pay-credit percentage range received by all other management employees who participate in the Verizon Management Pension Plan and the Verizon Excess Pension Plan. In addition, Mr. Seidenberg will no longer receive an executive flexible spending allowance.

APPLICABLE TAX CODE PROVISION

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. Companies are permitted to exclude performance-based compensation from the limit if that compensation meets certain requirements. The Committee believes that the short and long-term plans are performance driven and therefore satisfy the requirements for exemption under Internal Revenue Code Section 162(m). However, under certain circumstances, the Committee will exercise its discretion to make certain grants and awards that may not comply with the terms and conditions under Section 162(m) of the Internal Revenue Code in order to maintain the Committee’s flexibility to grant awards that will continue to attract and retain qualified executives.

Respectfully submitted,

Human Resources Committee

Walter V. Shipley, Chairperson

Richard L. Carrión

Robert W. Lane

John R. Stafford

Dated: March 4, 2005

COMPENSATION TABLES

Summary Compensation Table
							Long-Term Compensation
		Annual Compensation					Awards				Payouts
(a)	(b)	(c)		(d)	(e)		(f)		(g)		(h)	(i)
Name and Principal Position	Year	Salary ($000s)		Bonus ($000s)	Other Annual Compensation ($000s)		Restricted Stock Award(s) ($000s)		Securities Underlying Options/SARs Granted (#)		LTIP Payouts ($000s)	All Other Compensation ($000s)
Ivan G. Seidenberg	2004	1,557.7	[1]	3,375.0	114.0	[2]	6,300.1	[3]	468,300	[4]		1,719.5	[5]
Chairman & CEO	2003 2002	1,500.0 1,500.0		2,775.0 2,700.0	188.8 147.5		4,200.9		492,200 752,900		2,515.2 2,289.7	1,662.1 2,877.2

Lawrence T. Babbio, Jr.	2004	1,106.8	[1]	1,760.6	621.7	[2]	3,201.3	[3]	238,000			1,317.5	[5]
Vice Chairman & President	2003 2002	1,035.0 1,033.7		1,418.0 1,470.0	626.5 624.9		2,073.5		242,600 324,700			1,286.5 1,778.8

Dennis F. Strigl	2004	950.0		1,862.0	183.3	[2]	3,769.1	[3]	211,900			999.2	[5]
Executive Vice President & President & CEO Verizon Wireless Joint Venture	2003 2002	875.0 800.0		1,540.0 1,200.0	154.9 135.6		1,753.6		205,100 251,000			850.5 704.6

William P. Barr	2004	802.9	[1]	1,044.9	38.1	[2]	1,973.8	[3]	146,700			653.9	[5]
Executive Vice President & General Counsel	2003 2002	750.0 724.0		834.0 783.0	36.0 51.3		1,279.5		149,700 193,400		646.1	648.3 733.6

Doreen A. Toben	2004	776.9	[1]	1,012.5	52.7	[2]	1,912.8	[3]	142,200			784.7	[5]
Executive Vice President & CFO	2003 2002	765.4 553.0		777.0 840.0	37.7 78.1		1,190.9		139,500 124,300			772.2 517.7
[1]	In 2004, all Verizon employees paid on a bi-weekly pay cycle received an additional paycheck. The column “Salary” includes this additional salary earned in 2004 as a result of the additional pay cycle during the year for Messrs. Seidenberg, Babbio, Barr and Ms. Toben in the amounts of $57,692; $39,808; $28,885; and $26,923, respectively.

[2]	For 2004, the column “Other Annual Compensation” includes: incremental costs for personal use of Company aircraft by Messrs. Seidenberg, Strigl and Ms. Toben in the amounts of: $63,331; $126,391; and $20,917 respectively; imputed income for the personal use of Company apartment, and related tax reimbursements for Mr. Babbio of $277,310 and $271,276, respectively; and flexible spending allowances for Messrs. Seidenberg and Barr and Ms. Toben in the amounts of: $36,000; $31,000; and $26,000, respectively.

[3]	The data reflects the dollar value of the Performance Stock Unit grant of restricted stock units based on the average price of Verizon common stock on the grant date, February 4, 2004. These units vest in three years subject to meeting certain performance measures. For Mr. Strigl, this value also reflects an additional grant of time-vested restricted stock units that also vest in three years. On each dividend payment date, additional restricted units are credited to the participant’s account. The number of restricted stock units is determined by dividing the dividend that would have been paid on the shares represented by the restricted stock units in the participant’s account by the average price of the Company’s common stock on the New York Stock Exchange Composite Transaction Tape on the dividend payment date. Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben hold a total of: 176,609; 89,742; 105,659; 55,333; and 53,623 restricted stock units, respectively, which had a dollar value of: $7,154,444; $3,635,440; $4,280,229; $2,241,528; and $2,172,250, respectively, based upon the closing price of Verizon common stock on December 31, 2004.

[4]	The estimated value of Mr. Seidenberg’s total Long-Term Compensation Award in 2004, 2003 and 2002 was approximately $10.5 million, $10.5 million (including for 2004 and 2003 the Restricted Stock Award reflected in the table), and $12 million, respectively.

[5]	For 2004, the column “All Other Compensation” includes: Company contributions to qualified plans for Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben in the amounts of $9,491; $9,870; $12,300; $9,535; and $9,870, respectively; and contributions by the Company and its related companies to the non-qualified Income Deferral Plan accounts of Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben in the amounts of: $1,527,246; $1,130,633; $845,450; $529,514; and $672,220, respectively. As a result of provisions of the Sarbanes-Oxley Act of 2002, the Company suspended premium payments as of July 2002 under its split-dollar insurance program for senior managers, including its executive officers. To date, the Securities and Exchange Commission has not provided guidance as to whether the provisions in the Sarbanes-Oxley Act apply to these types of arrangements. Accordingly, as of December 2003, the Company’s split-dollar life insurance program was terminated, and the Company recovered all premiums it had paid under the program. In order to maintain commensurate life insurance benefits for senior managers, the policies have been converted to a bonus plan. For 2004, the value of premiums and related tax reimbursements paid by the Company for Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben are: $182,738; $176,998; $141,477; $114,831 and $102,583, respectively. As disclosed in previous proxy statements, Messrs. Seidenberg, Babbio and Barr waived their rights to receive their deferred bonus payments of $3.8 million, $2.0 million and $500,000, respectively, in exchange for the Company’s entering into a split-dollar insurance arrangement for their benefit. These amounts were previously included in the summary compensation table in the Company’s proxy statements. Under these arrangements, the insurance premiums paid by the Company would ultimately be returned to the Company. The present value after-tax costs of these arrangements to the Company were designed to be equivalent to the after-tax costs to the Company of these waived deferred compensation obligations. Thus, the arrangements were cost neutral to the Company at the time they were entered into. For the reasons stated above, the Company has determined that it will not make any additional premium payments to split-dollar policies. The amounts previously waived by Messrs. Seidenberg, Babbio and Barr (plus an amount that would have accrued in a market-based investment account since the date the amounts were waived) were returned to their respective accounts under the Verizon Income Deferral Plan: approximately $5.1 million, $2.4 million and $605,000, respectively. The policies will remain the property of Messrs. Seidenberg, Babbio and Barr at a reduced benefit level until cancellation or termination. Verizon expects to eventually recover all of the insurance premiums previously paid towards the policies.

The following table provides information as to options and stock appreciation rights (referred to as SARs) exercised by each of the named executive officers during 2004. The table sets forth the value of options and stock appreciation rights held by such officers at year-end measured in terms of the closing price of Verizon common stock on December 31, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
(a)	(b) Shares Acquired on Exercise (#)	(c) Value Realized ($000s)	(d) Number of Securities Underlying Options/SARs at F-Y-End (#)		(e) Value of Unexercised In-the-Money Options/SARs at F-Y-End ($000s)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ivan G. Seidenberg	95,999.0	671.9	3,957,311	1,047,402	3,847.2	2,407.2
Lawrence T. Babbio, Jr.	42,849.0	530.3	2,375,884	507,968	203.6	1,213.5
Dennis F. Strigl	—	—	1,263,670	432,302	172.5	1,066.1
William P. Barr	—	—	1,173,633	310,967	179.5	748.2
Doreen A. Toben	3,000.0	17.4	651,140	276,634	126.8	717.9

The following table shows all grants of options to the named executive officers during 2004. Pursuant to SEC rules, the table also shows the grant date present value of these options based upon a Black-Scholes valuation method.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Value ($000s)
(a) Name	(b) # of Securities Underlying Options/SARs Granted	(c) % of Total Options/SARs Granted to Employees in Fiscal Year	(d) Exercise or Base Price ($/Sh)	(e) Expiration Date	(f) Grant Date Present Value
Ivan G. Seidenberg	468,300[1]	2.8%	36.7500	2/3/2014	4,200.7[2]
Lawrence T. Babbio, Jr.	238,000[1]	1.4%	36.7500	2/3/2014	2,134.9[2]
Dennis F. Strigl	211,900[1]	1.3%	36.7500	2/3/2014	1,900.7[2]
William P. Barr	146,700[1]	0.9%	36.7500	2/3/2014	1,315.9[2]
Doreen A. Toben	142,200[1]	0.8%	36.7500	2/3/2014	1,275.5[2]

[1]	One-third of the options are exercisable on February 4, 2005; two thirds are exercisable on February 4, 2006; and the balance is exercisable on February 4, 2007.

[2]	These estimated hypothetical values are based upon the Black-Scholes valuation method using the following assumptions: potential option term, 10 years; risk free rate of return, 4.27%; expected volatility, 34.58%; expected dividend yield, 4.39%; potential expected time to exercise, 10 years; and a premium for reload and deferral features.

RETIREMENT PLANS

The Verizon Management Pension Plan is a noncontributory, tax-qualified pension plan for salaried employees that provides for distribution of benefits in a lump sum or an annuity, at the participant’s election. All participant pension benefits under this plan are calculated using a cash balance formula that provides for pay credits equal to 4 to 7 percent (depending on age and service) of annual eligible pay up to the statutory limit on compensation ($205,000 in 2004), for each year of service following the conversion to cash balance. Messrs. Seidenberg, Babbio, and Barr and Ms. Toben and other Verizon executive officers began participating in the Verizon Management Pension Plan as of January 1, 2002. Effective January 1, 2005, in connection with his change to a Verizon service company payroll, Mr. Strigl began participating in the Verizon Management Pension Plan. Mr. Strigl’s prior service with Bell Atlantic Mobile and Verizon Wireless, Inc. is recognized for pension plan vesting and eligibility purposes only.

In general, eligible pay includes base salary and short-term incentives, exclusive of certain senior manager or other incentive compensation, and other similar types of payments. Additionally, monthly interest credits are made to the participant’s account balance based upon the prevailing market yields on certain U.S. Treasury obligations. In order to record these pay and interest credits, the plan administrator maintains a hypothetical account balance for each participant. However, as part of the transition to a cash balance formula, all participants who had at least 10 years of service with the Company as of January 1, 2002 receive benefits under an alternative formula, referred to as the “highest average pay formula,” if that formula provides a higher benefit than the cash balance formula. Under this formula, pensions are computed until 2008 on 1.35% of eligible pay for average annual salary for the five highest consecutive years up to the statutory limit on compensation ($205,000 in 2004), for each year of service. In 2008, the Verizon Management Pension Plan will shift from this highest average pay formula to a career average pay formula. Under the career average pay formula an employee’s pension is computed on 1.35% of eligible pay for average annual salary over the remainder of the employee’s career with the Company up to the statutory limit on compensation, for each year of service. As of December 31, 2004, the actual years of service credited under the Verizon Management Pension Plan for Messrs. Seidenberg, Babbio, and Barr and Ms. Toben were 38, 38, 10, and 32, respectively.

The following table illustrates the estimated annual benefits payable pursuant to the highest average pay formula under the Verizon Management Pension Plan based on a maximum compensation limit of $205,000. The table assumes normal retirement at age 65 and is calculated on a single life annuity basis, based upon final average earnings and years of service:

Pension Plan Table

Final Average Earnings	Years of Service
	15	20	25	30	35	40
$205,000	$41,513	$55,350	$69,188	$83,025	$96,863	$110,700

Because employees with less than 10 years of service generally do not qualify for the highest average pay formula under the plan, Mr. Barr’s cash balance account was $138,307 as of December 31, 2004.

Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the Verizon Management Pension Plan. Accordingly, any pension amounts for executive officers that exceed that limit will be paid from the Company’s assets under the Verizon Income Deferral Plan (“IDP”). Verizon’s executive officers, including Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben, began participating in the IDP as of January 1, 2002. This plan is a nonqualified, unfunded, supplemental retirement and deferred compensation plan provided to all eligible senior managers under which an individual account is maintained for each participant. The plan allows the approximately 300 active participants to defer voluntarily the receipt of up to 100% of their eligible compensation, and also provides retirement and other benefits to participants through Company credits to the participant’s account under the plan. Eligible compensation consists of:

I.	a participant’s base salary in excess of the Internal Revenue Code limit on compensation for qualified retirement plans ($205,000 in 2004);

II.	the participant’s short-term incentive award; and

III.	other bonuses that the plan administrator determines are eligible for deferral.

If any participant elects to defer eligible income, the Company provides a matching contribution equal to the rate of match under the qualified savings plan for management employees. That rate is 100% of the first 4% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred. In addition, until December 31, 2004, the Company made retirement contributions to a participant’s account equal to 32% of the base salary, in excess of $205,000, and short-term incentive award components of the participant’s eligible compensation, for the first 20 years of participation in the plan and, thereafter, equal to 7% of such eligible compensation. The following table shows the aggregate portion of each named executive officer’s account attributable to the Company’s contributions as of December 31, 2004.

Executive	Aggregate Account Balance
Mr. Seidenberg	$13,769,807
Mr. Babbio	$11,911,035
Mr. Strigl	$ 4,448,952
Mr. Barr	$ 6,657,816
Ms. Toben	$ 3,004,344

The actual annual Company contribution for 2004 has been included in column (i) of the Summary Compensation Table.

The Human Resources Committee eliminated the Verizon Income Deferral Plan and froze the accrual of future benefits under the IDP, including the 32% retirement contribution credit on eligible compensation, as of the close of business on December 31, 2004. As a result, beginning on January 1, 2005, executive officers and other senior managers are eligible to receive retirement pay credits equal to 4%-7% (depending on age and service) on all eligible compensation that exceeds the IRS qualified pay limits ($210,000 in 2005). This is the same pay-credit percentage range received by all other management employees who participate in the Verizon Management Pension Plan. This action reduces future guaranteed pension credits received by Verizon executive officers and other senior managers from 32% to a range of 4%-7%.

EMPLOYMENT AGREEMENTS

In 2000, the Company entered into agreements with Messrs. Seidenberg, Babbio, Strigl, and Barr and Ms. Toben. In exchange for the benefits offered under the agreements, these executives have agreed not to engage in competitive activities or to interfere with Verizon’s business relations for a specified period of time following the termination of their employment. The agreements provide that each of these executives will receive certain additional benefits, including financial planning services, use of Company aircraft and automobile and certain housing arrangements.

The executives will receive the compensation and benefits outlined below for the term of their agreements. If an executive resigns or retires, he or she will be entitled only to the benefits that would be provided to a similarly situated senior executive upon termination. If an executive’s employment terminates following a change in control of Verizon, or due to a good reason, or as a result of death or disability, the executive will generally receive the same benefits if he or she were involuntarily terminated without cause. However, if the termination is due to disability, the lump sum payment will be offset by amounts payable to the executive under any Company-sponsored disability plan. If an executive’s employment is involuntarily terminated without cause, his or her outstanding stock options will vest and will be exercisable until the earlier of five years after the date of termination or the maximum term of the option. In addition, the portion of the one-time year 2000 grant of restricted stock units that was due to vest based upon a continuous employment requirement will become payable on the scheduled date, and the remaining unvested portions of that grant will become payable only if Verizon attains the applicable performance goals. If an executive is terminated for cause or voluntarily resigns, he or she will no longer receive any salary or benefits and will forfeit the unvested portion of the one-time year 2000 grant of restricted stock units. All separation payments provided to the named executive officers under their employment agreements are in lieu of any Company-sponsored severance.

The Board of Directors will seek shareholder ratification of any new severance agreement between a senior executive officer and the Company that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus bonus. This limitation applies to the cash value of any post-employment consulting arrangement entered into between the senior executive officer and the Company, but does not apply to the cash value of any benefits that are payable or become payable pursuant to Company policy applicable to management.

The individual agreements of the named executive officers are summarized below.

Ivan G. Seidenberg.    Mr. Seidenberg’s employment agreement expired on June 30, 2004. Based on market competitive practices, the Board has determined that an agreement is no longer necessary.

Lawrence T. Babbio, Jr.    Mr. Babbio’s agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

•	an annual base salary of not less than $1,000,000;
•	an annual short-term bonus between 0 and 2 times base salary; and
•	annual long-term bonus opportunities of at least 5 times base salary.

If Mr. Babbio’s employment is involuntarily terminated without cause, he will receive a lump sum payment equal to 2 times (i) his base salary, (ii) the greater of 50% or the percentage of his maximum short-term bonus opportunity awarded in the year immediately preceding the termination of his employment, and (iii) 100% of his long-term bonus opportunity.

Dennis F. Strigl.    Mr. Strigl’s agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

•	an annual base salary of not less than $800,000;
•	an annual short-term bonus between 0 and 2 times base salary; and
•	annual long-term bonus opportunities of at least 5 times base salary.

If Mr. Strigl’s employment is involuntarily terminated without cause, he will receive a lump sum payment equal to 2 times (i) his base salary, (ii) 50% of his maximum short-term bonus opportunity, and (iii) 100% of his long-term bonus opportunity.

William P. Barr.    Mr. Barr’s agreement renews automatically so that the agreement always has a term of at least two years. His agreement currently provides for:

•	an annual base salary of not less than $700,000;
•	an annual short-term bonus between 0 and 1.5 times base salary; and
•	annual long-term bonus opportunities of at least 4.25 times base salary.

If Mr. Barr’s employment is involuntarily terminated without cause, he will receive a lump sum payment equal to 2 times (i) his base salary, (ii) 50% of his maximum short-term bonus opportunity, and (iii) 100% of his long-term bonus opportunity.

Doreen A. Toben.    Ms. Toben’s agreement provides for a two-year term that ends on June 30, 2006. Thereafter, the term of employment will automatically renew for successive two-year terms unless Verizon provides advance written notice.

Her agreement currently provides for:

•	an annual base salary of not less than $700,000;
•	an annual short-term bonus between 0 and 1.5 times base salary; and
•	annual long-term bonus opportunities of at least 4.25 times base salary.

If Ms. Toben’s employment is involuntary terminated without cause, she will receive a lump sum payment equal to 2 times (i) her base salary and (ii) 50% of her maximum short-term bonus opportunity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

On January 31, 2005, there were approximately 2.8 billion shares of Verizon Communications Inc. common stock outstanding. This table sets forth information as of December 31, 2004, about persons we know to beneficially own more than five percent of shares of Verizon common stock.

Title of Voting Class	Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Common Stock	Barclays Global Investors, NA 45 Fremont Street, 17th Floor San Francisco, California 94105	144,186,238[1]	5.20%
[1]	This information is based upon a filing with the Securities and Exchange Commission dated February 14, 2005, made by Barclays setting forth information as of December 31, 2004. Shares listed as beneficially owned by Barclays are owned by the following entities: Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and HYMF Limited.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The Human Resources Committee of the Board has approved stock ownership guidelines for all executive officers. Under these guidelines, by the end of a five-year period, the Chief Executive Officer is encouraged to acquire and hold Company shares with a value of five times the base salary then in effect; other executive officers, depending upon their position, are encouraged to acquire and hold shares having a value of one to four times salary. The Committee reviews stock ownership on an annual basis. The Board’s Corporate Governance Guidelines encourage directors of the Company to hold a minimum of 5,000 shares, to be acquired over a period of up to five years.

This table sets forth information as of January 31, 2005, regarding: (a) the shares of Verizon common stock beneficially owned (including shares held in the Company’s employee savings plans) by the named executive officers, each Director and all executive officers and Directors as a group; (b) the total Verizon stock-based holdings of the named individuals and the group; and (c) the shares which may be acquired within 60 days pursuant to the exercise of stock options by the named individuals and the group. The shares shown in this table, in the aggregate, represent less than one percent of the total outstanding shares of Verizon. Except as otherwise noted, each individual and/or his or her family member(s) have sole or shared voting and/or investment power with respect to the securities.

The middle column of the table combines beneficial ownership of shares of Verizon common stock through holdings of (i) deferred stock units by non-employee Directors (which are payable in cash or shares of Verizon common stock at the election of the Director and are accrued under deferred compensation plans) and by executive officers (which are payable in cash pursuant to deferrals under the Verizon Income Deferral Plan); and (ii) restricted stock units by executive officers (which are payable in shares of Verizon common stock under agreements).

Name	Shares Beneficially Owned	Other Stock-Based Holdings[1]	Options Exercisable within 60 Days
Named Executive Officers:
Ivan G. Seidenberg*	188,729	731,916	4,528,443
Lawrence T. Babbio, Jr.	169,400	189,350	2,589,470
Dennis F. Strigl	164	202,107	1,484,408
William P. Barr	12,962	142,150	1,336,900
Doreen A. Toben	14,723	124,921	786,474
Other Directors:
James R. Barker	5,124	145,069	34,904
Richard L. Carrión	2,961	13,036	62,479
Robert W. Lane	—	1,527	16,039
Sandra O. Moose	—	19,350	34,904
Joseph Neubauer	611	29,946	101,060
Thomas H. O’Brien	5,163	45,069	73,653
Hugh B. Price	1,492	12,230	51,154
Walter V. Shipley	14,270	3,637	55,232
John R. Stafford	14,276	12,415	51,154
Robert D. Storey	366	23,256	30,653

All of the above and other Executive Officers as a group	501,719	1,958,195	12,976,600
*	Also serves as a Director.

[1]	Shares are held under deferred compensation plans and may not be voted or transferred.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SEC rules require the Company to disclose late filings of stock transaction reports by its executive officers and Directors. Based solely on a review of reports filed by the Company on these individuals’ behalf, all Section 16(a) filing requirements have been met during calendar year 2004, except that, due to broker reporting errors, one transaction by Mr. William F. Heitmann and one transaction by Dr. Sandra O. Moose were not reported timely.

STOCK PERFORMANCE GRAPH

The graph compares the cumulative total returns of Verizon, the S&P 500 Telecommunications Services Index, and the S&P 500 Stock Index over a five-year period. It assumes $100 was invested on December 31, 1999, with dividends reinvested.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the Proxy Committee will vote the shares it represents in accordance with its judgment.

By Order of the Board of Directors

Marianne Drost

Senior Vice President,

    Deputy General Counsel and

    Corporate Secretary

March 21, 2005

DELIVERY OF SHAREHOLDER DOCUMENTS

Householding Information

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same last name and address will receive only one copy of our Annual Report and Proxy Statement at their household. This procedure will not apply to shareholders who notify us that they wish to continue to receive individual copies. This procedure also does not apply to shareholders who have signed up for electronic delivery of proxy materials.

The householding procedures do not affect the delivery of proxy cards or dividend checks.

You can opt out of the householding procedures at any time by contacting EquiServe (by telephone at 1-800-631-2355 or in writing at P.O. Box 43005, Providence, Rhode Island 02940-3005). EquiServe will begin sending you a separate copy of any Annual Report or Proxy Statement commencing 30 days after receipt of your instructions.

If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and Proxy Statement, or if you hold stock in one or more accounts, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact EquiServe.

If you hold your shares through a broker, bank or other nominee, you can contact your broker, bank or nominee to determine whether that institution offers householding procedures.

Electronic Delivery

If you are a registered shareholder and have access to a computer and the Internet, you may receive future Annual Reports and Proxy Statements electronically. To sign up for electronic delivery, go to www.verizon.com/investor. You may also sign up when you vote by Internet at http://www.eproxyvote.com/vz and follow the prompts. Once you sign up, you will no longer receive a printed copy of the Annual Report or the Proxy Statement, unless you request one. Each year you will receive an e-mail explaining how to access the Annual Report and the Proxy Statement on-line as well as how to vote your shares on-line. You may suspend electronic delivery of the Annual Report and the Proxy Statement at any time by contacting EquiServe.

Printed on recycled paper.

This document is printed on recycled paper which contains at least 10% post-consumer waste.	SKU 4800-PS-05

2005 ANNUAL MEETING

ADMISSION TICKET

c/o EquiServe Trust Company, N.A.

P.O. Box 8571

Edison, NJ 08818-8571

Please retain and present this ticket for admission to the meeting.

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
1. Log on to the Internet and to to http://www.eproxyvote.com/vz 2. Follow the easy steps outlined on the secured website.		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Follow the easy recorded instructions.

If you vote via the Internet or telephone, please do not mail your proxy card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	4800

                            Directors recommend a vote “FOR”:                                             Directors recommend a vote “AGAINST” the shareholder proposals regarding:

	FOR		WITHHOLD		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of Directors	☐		☐	3. Cumulative Voting	☐	☐	☐	6. Separate Chairman and CEO	☐	☐	☐
(01) J.R. Barker, (02) R.L. Carrión,				4. Majority Vote for Election of Directors	☐	☐	☐	7. Director’s Liability	☐	☐	☐
(03) R.W. Lane, (04) S.O. Moose,
(05) J. Neubauer, (06) T.H. O’Brien, (07) H.B. Price,
(08) I.G. Seidenberg, (09) W.V. Shipley, (10) J.R. Stafford, (11) R.D. Storey				5. Board Composition	☐	☐	☐	8. Report on Political Contributions	☐	☐	☐

EXCEPTION(S); FOR all nominees except as noted below

☐
	FOR	AGAINST	ABSTAIN
2. Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

Eliminate duplicate Annual Reports	☐

Signature (s)	Date	Signature (s)	Date

Please sign exactly as name(s) appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title.

2005 ANNUAL MEETING

ADMISSION TICKET

THURSDAY, MAY 5, 2005, AT 10:00 A.M.

HOUSTON MARRIOTT WESTCHASE HOTEL

2900 BRIARPARK DRIVE

HOUSTON, TEXAS 77042

(Directions below)

Please retain and present this ticket for admission to the meeting.

From Houston Intercontinental Airport:

From any terminal, follow the Interstate 45 signs out of the airport onto John F. Kennedy Boulevard (JFK). Follow JFK South to the Beltway 8 West exit. Turn right onto Beltway 8, and follow the Beltway through 3 toll booths to the Westheimer exit. Turn left under the freeway, travel 3 traffic lights to Briarpark Drive, and turn right. Go  1/2 block and the Hotel is on the right directly behind the Carillon Shopping Complex.

From William P. Hobby Airport:

From the terminal, continue straight out and turn left on Airport Blvd. Turn left on Telephone Road. Travel approximately 3 miles to Beltway 8 and travel West on the Beltway. Travel through 2 toll booths and exit at Westheimer. Turn right on Westheimer. The second light will be Briarpark Drive, turn right. Go  1/2 block and the Hotel is on the right directly behind the Carillon Shopping Complex.

Detach Proxy Card Here

PROXY/VOTING INSTRUCTION CARD

This Proxy is solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 5, 2005, 10:00 a.m., at the Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas.

The undersigned hereby appoints I.G. Seidenberg and M. Drost, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Verizon Communications Inc., upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxies will vote for the election of the nominees for Director: J.R. Barker, R.L. Carrión, R.W. Lane, S.O. Moose, J. Neubauer, T.H. O’Brien, H.B. Price, I.G. Seidenberg, W.V. Shipley, J.R. Stafford and R.D. Storey, and in accord with the Directors’ recommendations on the other subjects listed on the reverse side of this card and at their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

This card also constitutes your voting instructions for shares held of record for your account in the Verizon Communications Direct Invest Plan and, if shares are held in the same name, shares held in any of the Verizon employee savings plans. To allow sufficient time for the savings plan trustees to tabulate the vote of the savings plan shares, they must have proxy voting instructions for those shares by May 2, 2005.

If you do not properly sign and return a proxy, vote by telephone or the Internet, or attend the meeting and vote by ballot, your shares cannot be voted, nor your instructions followed, except that shares in any of the Verizon employee savings plans will be voted as described on page 1 of the Proxy Statement.

Please sign on the reverse side and return this proxy in the enclosed envelope. If you vote via the telephone or Internet, please do not mail your card.

P R O X Y

Verizon Communications Inc.

2005 Annual Meeting Telephone Voting

Script

Toll Free: 1-877-PRX-VOTE (1-877-779-8683)

1.	Welcome to the electronic voting system. Please have your proxy card or voting instruction sheet or ballot available before voting.

2.	Enter the series of numbers printed in the gray shaded box on your card followed by the pound sign.

3.	One moment please while we verify your information.

4.	Enter the last four digits of the U.S. Social Security number or the U.S. taxpayer identification number for this account followed by the pound sign.

5.	The company’s shares that you are voting are those of Verizon Communications Inc.

6.	Your vote is subject to the same terms and conditions as indicated on the proxy card. By your vote, you are authorizing the named proxies to vote according to your instructions at the 2005 Annual Meeting of Shareholders.

7.	To vote all proposals in accordance with the recommendations of the Board of Directors, press 1. If you wish to vote on one proposal at a time, press 2.

If 1, go to Playback.

If 2, go to 8.

8.	Item # 1. The Board of Directors recommends a vote for the Election of all Directors. To vote for all nominees press 1. To withhold from all nominees press 2. To withhold from individual nominees press 3.

If 1, go to 9.

If 2, go to 9.

If 3, go to Director Exception.

Director Exception

Enter the two digit number next to the nominee from whom you would like to withhold your vote followed by the pound key. Or if you have completed voting on directors, press the pound key again. If you do not enter a number, your vote will be recorded for all nominees.

If pound key entered twice, go to the next item.

If valid nominee number, go to Next Nominee.

Next Nominee

To withhold your vote from another nominee, enter the 2-digit number next to the nominee followed by the pound key. Or, if you have completed voting on directors press the pound key again.

If pound key entered twice, go to the next item.

If valid nominee number, go to Next Nominee.

Invalid Nominee Number

You have entered an invalid nominee number.

{Go to Next Nominee.}

9.	Item # 2. The Board of Directors recommends a vote for the Ratification of Independent Registered Public Accounting Firm. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 10.

If 2, go to 10.

If 3, go to 10.

10.	Item # 3. The Board of Directors recommends a vote against the shareholder proposal regarding Cumulative Voting. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 11.

If 2, go to 11.

If 3, go to 11.

11.	Item # 4. The Board of Directors recommends a vote against the shareholder proposal regarding Majority Vote for Election of Directors. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 12.

If 2, go to 12.

If 3, go to 12.

12.	Item # 5. The Board of Directors recommends a vote against the shareholder proposal regarding Board Composition. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 13.

If 2, go to 13.

If 3, go to 13.

13.	Item # 6. The Board of Directors recommends a vote against the shareholder proposal regarding Separate Chairman & CEO. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 14.

If 2, go to 14.

If 3, go to 14.

14.	Item # 7. The Board of Directors recommends a vote against the shareholder proposal regarding Directors’ Liability. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 15.

If 2, go to 15.

If 3, go to 15.

15.	Item # 8. The Board of Directors recommends a vote against the shareholder proposal regarding Report on Political Contributions. To vote for, press 1; against, press 2; to abstain, press 3.

If 1, go to 16.

If 2, go to 16.

If 3, go to 16.

16.	If you would like us to discontinue mailing a duplicate annual report to this account, press 1. If not, press 2.

If 1, go to 17.

If 2, go to 17.

17.	You have cast your vote as follows:

Playback {Playback the appropriate vote for this proxy card.}

Default Playback

You have voted in the manner recommended by the Board of Directors.

Director Proposal Playback

Voted for all nominees: Item #1. You have voted for all nominees.

Withhold from all nominees: Item #1. You have voted to withhold your vote from all nominees.

Withhold from individual nominees: Item #1. You have voted for all nominees except for the following nominee numbers.

For/Against/Abstain Proposal Playback

Item # {For | Against | Abstain}

18.	Your vote has been successfully recorded. It is not necessary for you to mail your proxy card. If you wish to vote another proxy card or change your vote, press 1. Otherwise, please hang up. Thank you for voting.

Invalid Control Numbers

We are unable to authenticate the information that you entered.

No Key Pressed

Go to the same item (repeat three times); otherwise, go to Error.

Invalid Number

Go to the same item (repeat three times); otherwise, go to Error.

Error

We are unable to process your request at this time. Thank you for calling.

{Call ends.}

Verizon Communications Inc. Annual Meeting Voting

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EquiServe: Vote By Net

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Welcome to the EquiServe online voting wizard!

Just follow a few simple steps to complete the secure online voting process:

Authentication:	Login using your authentication information
Delivery preference:	Setup future delivery of your annual meeting materials
Voting:	Cast your vote and receive your confirmation online
Finish:	Update your address and review other options

If you have more than one proxy card, voting instruction sheet or ballot, please vote them one card at a time. To get started now, login below and click “Continue”.

Step 1: Authentication

Enter the number labeled Authentication Number in your e-mail OR enter the series of numbers printed in the gray shaded box on your proxy card, voting instruction sheet or ballot.
_________________________

Enter the last 4 digits of the U.S. social security number (SSN) or the U.S. taxpayer identification number (TIN) for this account.*
______________

* If you do not have a SSN or TIN for this account, please leave this box blank.	[CONTINUE]

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Verizon Communications Inc. Annual Meeting Voting

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Welcome

Solar Hunter

1000 Main Street

Anywhere, NJ 12345

Delivery Preference

Select how you would like to receive your future annual meeting materials:

☐	Electronically (View Terms and Conditions for Electronic Delivery)

E-mail address (e.g. name@xyz.com) solarhunter@galaxy.com

Enter e-mail address again for validation solarhunter@galaxy.com

-or-

☐	Postal mail

Annual Meeting Materials

Please review the following Annual Meeting materials and then click “Continue” to go to the ballot page:

Annual Report

Proxy Statement

[CONTINUE]

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Verizon Communications Inc. Annual Meeting Voting

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PROXY/VOTING INSTRUCTIONS

This Proxy is solicited by the Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 5, 2005, 10:00 a.m., at the Houston Marriott Westchase Hotel, 2900 Briarpark Drive, Houston, Texas.

The undersigned hereby appoints I.G. Seidenberg and M. Drost, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares held of record by the undersigned in Verizon Communications Inc., upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated.

Verizon Communications Inc. Directors recommend a vote:

“FOR” all Nominees

“FOR” Proposal 2

“AGAINST” Proposal 3

“AGAINST” Proposal 4

“AGAINST” Proposal 5

“AGAINST” Proposal 6

“AGAINST” Proposal 7

“AGAINST” Proposal 8

Check this box to cast your vote in accordance with the recommendations of Verizon Communications Inc.                ☐

Directors:

Verizon Communications Inc. Directors recommend a vote “FOR” all Nominees.

1. Election of Directors	☐ FOR ALL NOMINEES, except as noted below		☐ WITHHOLD AS TO ALL NOMINEES

	☐ J.R. Barker	☐ R.L. Carrión
	☐ R.W. Lane	☐ S.O. Moose
	☐ J. Neubauer	☐ T.H. O’Brien
	☐ H.B. Price	☐ I.G. Seidenberg
	☐ W.V. Shipley	☐ J.R. Stafford
☐ R.D. Storey

Verizon Communications Inc. Directors recommend a vote “FOR” Proposal 2.

2. Ratification of Independent Registered Public Accounting Firm	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 3.

3. Cumulative Voting	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 4.

4. Majority Vote for Election of Directors	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 5.

5. Board Composition	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 6.

6. Separate Chairman and CEO	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 7.

7. Directors’ Liability	☐ FOR	☐ AGAINST	☐ ABSTAIN

Verizon Communications Inc. Directors recommend a vote “AGAINST” Proposal 8.

8. Report on Political Contributions	☐ FOR	☐ AGAINST	☐ ABSTAIN

If applicable, click the option box:	☐ Eliminate duplicate Annual Reports

To cast your vote please click “Submit”.

[SUBMIT]

(NOTE: Your vote will not be counted until you click “Submit”.)

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